Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.02

•	Quarterly revenues of $50.7 million, down significantly despite a strong backlog of announced transactions due to few transaction closings during the quarter; year to date revenues down 6% compared to same period in prior year

•	Compensation ratio for the quarter higher than our historic norm as a result of lower revenues; year to date at 56%

•	Pre-tax profit margin 16% year to date, negatively impacted by costs related to our Cogent acquisition and foreign exchange losses related to the expansion of our advisory business to Brazil

•	Recruited Senior Advisor for our London office

NEW YORK, NEW YORK, October 22, 2015 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $50.7 million, net income allocated to common stockholders of $0.7 million and diluted earnings per share of $0.02 for the quarter ended September 30, 2015.

The Firm’s third quarter 2015 total revenues compare to total revenues of $92.0 million for the third quarter of 2014, which represents a decrease of $41.3 million. Advisory revenues for the quarter were $50.3 million compared to $91.7 million for the third quarter of 2014. Investment revenues for the quarter were $0.4 million compared to $0.3 million in the third quarter of 2014.

For the nine months ended September 30, 2015, total revenues were $185.8 million compared to $198.6 million for the comparable period in 2014, a decrease of $12.8 million. Advisory revenues for the nine months ended September 30, 2015 were $185.1 million compared to $204.1 million over the same year to date period in 2014. Investment revenues for the nine months ended September 30, 2015 were $0.7 million compared to an investment loss of $5.5 million for the same period in 2014.

The Firm’s third quarter of 2015 net income allocated to common stockholders and diluted earnings per share compare to net income allocated to common stockholders of $19.9 million and diluted earnings per share of $0.66 for the third quarter of 2014. On a year to date basis, net income allocated to common stockholders was $17.7 million through September 30, 2015, compared to $28.2 million for the comparable period in 2014. Diluted earnings per share for the nine months ended September 30, 2015 were $0.57 compared to $0.93 for the same nine month period in 2014.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“While few transaction completions for our Firm occurred in the third quarter and that led to a light revenue outcome and a commensurate impact on our cost ratios and earnings, based on our strong pipeline of announced transactions and earlier stage activity, we anticipate significantly improved results to come in future quarters. Looking at the transactions with which we have been involved in the year to date in comparison to last year, we have seen significantly increased transaction sizes, as well as improvement in the importance of our advisory roles and related fee opportunities. A 69% increase in our year to date transaction volume versus last year’s, to the highest level in several years, as well as substantially increased year to date transaction announcement fees, are indicative of this improvement.1 However, the likely timetables for this year’s larger agreed and announced transactions are such that much of our expected transaction revenue for those will fall into next year. Specifically, last year a large majority of our most important transactions (measured by total fees expected) were both announced and completed during that same year, while this year a large majority of those transactions (including the several largest ones) are expected to have completion delayed beyond this year end. While it is disappointing that longer timetables to transaction completion will negatively impact current year revenue, such delays mean that for next year our backlog of expected fees from agreed transactions is already very substantially higher than it was at the start of this year, and we have two months left in this year for that backlog to continue to grow in comparison to the prior year,” Robert F. Greenhill, Chairman, said.

“Apart from the issue of transaction timing, there are two factors that have constrained our revenue for the year to date. First, consistent with general market data, our corporate transaction activity has been heavily focused in the US market, with much less activity in several other markets where we have significant aggregate resources deployed: Australia, Brazil, Canada, Europe and Japan. The one positive exception within Europe has been the UK, where increased general transaction activity and our strong market position have resulted in good transaction announcement activity. Second, general market data continues to show significant improvement in M&A only for the very largest transactions, with the number of global deals under $500 million on track to be down relative to last year, and the number of transactions in the

$500 million to $5 billion range on track to be up only slightly. As transaction activity broadens across deal sizes and to markets outside the US and UK, as history suggests it ultimately will, our opportunities for M&A revenue will grow materially. Meanwhile, our capital advisory business, both for primary fund raising and for secondary transactions through the Greenhill Cogent team acquired earlier this year, is expecting a solid full year performance despite a third quarter where closings were negatively impacted by equity market volatility. As and when improved revenue materializes from delayed M&A transaction completions, the broadening of M&A activity and continued strong capital advisory activity, we expect to return to the attractive cost ratios, high profitability and flat share count that have characterized our business for many years. By those important measures, our business has long been unique among our peer group, particularly when looking at GAAP data before pro forma adjustments. Until that increased revenue materializes, our strong dividend continues to provide both attractive current returns to our shareholders and an indication of our confidence in the longer term outlook for our business,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis as of September 30, 2015, the number of completed transactions globally decreased 3% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased by 36%. The number of announced transactions globally increased 1% in year to date 2015 versus the same period in the prior year, while the volume of announced transactions rose by 27%.1

1 Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of October 22, 2015.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and nine month periods ended September 30, 2015 and 2014, respectively:

	For the Three Months Ended
	September 30, 2015		September 30, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$50.3	99%	$91.7	100%
Investment revenues	0.4	1%	0.3	0%

Total revenues	$50.7	100%	$92.0	100%

	For the Nine Months Ended
	September 30, 2015		September 30, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$185.1	100%	$204.1	103%
Investment revenues (losses)	0.7	—%	(5.5)	(3)%

Total revenues	$185.8	100%	$198.6	100%

Advisory Revenues

Advisory revenues were $50.3 million in the third quarter of 2015 compared to $91.7 million in the third quarter of 2014, a decrease of $41.4 million, or 45%. The decrease in advisory revenues in the third quarter of 2015 as compared to the same period in 2014 primarily resulted from a significant decrease in completed transaction fees due to fewer transaction closings, as well as the smaller scale of the transactions that closed.

For the nine months ended September 30, 2015, advisory revenues were $185.1 million compared to $204.1 million in 2014, a decrease of $19.0 million, or 9%. This decrease in our advisory revenues principally resulted from a decrease in completed transaction fees, offset in part by an increase in revenues from announcement fees and capital advisory fees.

Completed assignments in the third quarter of 2015 included:

•	the acquisition by Alcoa Inc. of RTI International Metals, Inc.;

•	the acquisition by Emdeon Inc. of Altegra Health, Inc.;

•	the sale by GlaxoSmithKline Consumer Healthcare of a portfolio of OTC brands to Perrigo Company plc; and,

•	the representation of Tabcorp Holdings Limited on a long-term media rights deal for Victorian thoroughbred racing.

During the third quarter of 2015, our capital advisory group advised real estate and private equity fund general partners on one final closing and three interim closings of primary capital commitments from institutional investors to such funds. In addition, our secondary capital advisory group (Greenhill Cogent) advised institutional investors on 23 closings of sales of limited partnership interests in secondary market transactions.

In the third quarter, the Firm announced the addition of Lieutenant General (Retired) Sir Simon Mayall, KBE, CB, as a Senior Advisor based in London. Sir Mayall will focus on the Firm’s global client base with respect to their interests in the Middle East.

Investment Revenues

For the third quarter of 2015, we recorded investment revenues of $0.4 million compared to $0.3 million in the third quarter of 2014. Investment revenues primarily consisted of interest income during both quarterly periods.

For the nine months ended September 30, 2015, we recorded investment revenues of $0.7 million as compared to an investment loss of $5.5 million for the nine months ended September 30, 2014. The investment revenues for the nine months ended September 30, 2015 were principally derived from interest income. The investment loss for the nine months ended September 30, 2014 principally resulted from a write down of a merchant banking fund investment, partially offset by interest income.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, unaudited)
Net realized and unrealized gains (losses) on investments in merchant banking funds	$0.2	$—	$—	$(6.5)
Deferred gain on sale of certain merchant banking assets	—	—	—	0.1
Interest income	0.2	0.3	0.7	0.9

Total investment revenues (losses)	$0.4	$0.3	$0.7	$(5.5)

At September 30, 2015, our remaining investments consisted of a diverse group of small investments held in previously sponsored and other merchant banking funds, which in aggregate had an estimated fair value of $3.5 million. The remaining merchant banking fund investments are expected to be liquidated in many small steps over the next few years as the relevant fund managers seek to realize value from each underlying investment.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2015 were $49.5 million, which compared to $61.4 million of total operating expenses for the third quarter of 2014. This represents a decrease in total operating expenses of $11.9 million, or 19%, and resulted from a decrease in our compensation and benefits expenses, partially offset by an increase in non-compensation expenses, both as described in more detail below. As a result of our relatively low revenue during the current quarter, the pre-tax profit margin for the three months ended September 30, 2015 was 2% as compared to 33% for the same period in 2014.

For the nine months ended September 30, 2015, total operating expenses were $156.8 million, compared to $155.1 million of total operating expenses for the same period in 2014. The increase of $1.7 million, or 1%, resulted from an increase in our non-compensation expenses, partially offset by a decrease in our compensation and benefits expenses, both as described in more detail below. The pre-tax profit margin for the nine months ended September 30, 2015 was 16% as compared to 22% for the same period in 2014.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, unaudited)
Employee compensation and benefits expenses	$30.7	$46.0	$103.7	$110.0
% of revenues	61%	50%	56%	55%
Non-compensation expenses	18.8	15.4	53.1	45.1
% of revenues	37%	17%	29%	23%
Total operating expenses	49.5	61.4	156.8	155.1
% of revenues	98%	67%	84%	78%
Total income before tax	1.1	30.6	29.1	43.5
Pre-tax profit margin	2%	33%	16%	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2015 were $30.7 million, which reflected a 61% ratio of compensation to revenues. This amount compared to $46.0 million for the third quarter of 2014, which reflected a 50% ratio of compensation to revenues. The decrease of $15.3 million, or 33%, was principally attributable to a reduction in amount of accrued year-end bonuses commensurate with the decline in quarterly revenues. The increase in the ratio of compensation to revenues in the third quarter of 2015 as compared to the same period in 2014 resulted from the effect of spreading our lower compensation costs over significantly lower revenues.

For the nine months ended September 30, 2015, our employee compensation and benefits expenses were $103.7 million compared to $110.0 million for the same period in the prior year. The decrease of $6.3 million, or 6%, was principally attributable to a lower year-end bonus accrual related to lower year to date revenues. The ratio of compensation to revenues was 56% for the first nine months of 2015 compared to 55% for the same period in 2014.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $18.8 million in the third quarter of 2015 compared to $15.4 million in the third quarter of 2014, reflecting an increase of $3.4 million, or 22%. The increase in non-compensation expenses principally resulted from operating costs related to Greenhill Cogent, which we acquired on April 1, 2015, non-recurring foreign currency losses related to funding our Brazilian business, higher travel costs for business development activities, and an increase in interest costs related to the funding of the acquisition of Greenhill Cogent. Interest expense for the quarter, included within non-compensation expenses, was $0.7 million.

For the nine months ended September 30, 2015, our non-compensation expenses were $53.1 million compared to $45.1 million for the same period in 2014, representing an increase of $8.0 million, or 18%. The increase in non-compensation expenses principally resulted from operating, borrowing and transaction costs related to the acquisition and operation of Greenhill Cogent, foreign currency losses related to our Brazilian operation, and one-time costs associated with new office space in Sydney. We expect that certain costs related to the Cogent acquisition will decline over future periods as we sublease rental space, amortize intangible assets and repay our borrowings. Interest expense for the first nine months of 2015, included within non-compensation expenses, was $1.7 million.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2015 were 37% compared to 17% for the same period in 2014. Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2015 were 29% compared to 23% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the first nine months of 2015 as compared to the same period in 2014 resulted from the effect of spreading higher non-compensation costs over significantly lower revenues.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the third quarter of 2015, the provision for income taxes was $0.5 million, which reflected an effective tax rate of 40%. This compared to a provision for income taxes in the third quarter of 2014 of $10.8 million, which reflected an effective tax rate of 35%. The decrease in the provision for income taxes in the third quarter of 2015 as compared to the same period in the prior year was attributable to significantly lower pre-tax income and a higher effective tax rate due to the generation of a greater proportion of U.S. source earnings, which are generally taxed at a higher rate than foreign source earnings.

For the nine months ended September 30, 2015, the provision for taxes was $11.4 million, which reflected an effective tax rate of 39%. This compares to a provision for taxes for the nine months ended September 30, 2014 of $15.4 million, which reflected an effective tax rate of 35%. The decrease in the provision for income taxes in the nine months ended September 30, 2015 as compared to the same period in 2014 resulted from lower pre-tax income and a higher effective rate due to the generation of a greater proportion of U.S. source earnings as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2015, we had cash of $35.3 million, investments of $3.5 million and short-term revolving debt of $44.9 million. To fund the purchase of Cogent in April 2015, we borrowed $45.0 million of term debt, of which $11.25 million has been repaid since the acquisition, $11.25 million is payable in full by April 30, 2016 and the remaining $22.5 million is payable in four equal semi-annual installments beginning October 31, 2016.

During the third quarter of 2015, the Firm repurchased 27,364 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $39.06 per share, for a total cost of $1.1 million. For the nine months ended September 30, 2015, the Firm has repurchased 340,112 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $34.91 per share, for a total cost of $11.9 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 16, 2015 to common stockholders of record on December 2, 2015.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, October 22, 2015, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s third quarter 2015 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 8131568. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10074371.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Singapore, Stockholm, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2014 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Advisory revenues	$50,278	$91,669	$185,132	$204,111
Investment revenues	354	324	725	(5,526)

Total revenues	50,632	91,993	185,857	198,585
Expenses
Employee compensation and benefits	30,703	45,996	103,724	109,974
Occupancy and equipment rental	5,559	4,956	15,901	14,088
Depreciation and amortization	894	804	2,536	2,447
Information services	2,332	2,419	6,714	6,618
Professional fees	1,606	1,453	5,765	4,078
Travel related expenses	3,257	2,225	8,916	8,534
Interest expense	666	402	1,733	978
Other operating expenses	4,473	3,106	11,486	8,348

Total expenses	49,490	61,361	156,775	155,065
Income before taxes	1,142	30,632	29,082	43,520
Provision for taxes	458	10,759	11,376	15,355

Net income allocated to common stockholders	$684	$19,873	$17,706	$28,165

Average shares outstanding:
Basic	31,196,845	30,046,450	30,971,658	30,326,050
Diluted	31,215,999	30,048,128	31,023,713	30,338,516
Earnings per share:
Basic	$0.02	$0.66	$0.57	$0.93
Diluted	$0.02	$0.66	$0.57	$0.93
Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35